Exhibit 5


              POWELL, GOLDSTEIN, FRAZER & MURPHY LETTERHEAD




                            December 28, 1994

Morrison Restaurants Inc.
4721 Morrison Drive
Mobile, Alabama  36625

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have served as counsel for Morrison Restaurants Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement") of an aggregate of 375,000 shares (the "Shares") of the Company's common stock to be sold by certain selling shareholders (the "Selling Shareholders") named in the Registration Statement.

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments as we have deemed necessary and advisable for the purpose of providing the opinion set forth below.

     Based upon the foregoing and having regard for such legal considerations that we have deemed relevant, it is our opinion that when all necessary corporate action has been taken by the Board of Directors of the Company and the Shares have been acquired by the Selling Shareholders as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

     The foregoing is limited to the corporate laws of the State of Delaware and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,



                            /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY

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